Exhibit 99.1
Lime Energy Co. Completes Previously Announced Acquisition
Elk Grove Village, Illinois, March 4, 2009 — Lime Energy Co. (NASDAQ: LIME) announced the completion of the merger of its wholly owned subsidiary with Advanced Biotherapy, Inc. (“ADVB”) whose assets include approximately $7.4 million of cash, an $800,000 note receivable and Lime’s Revolving Credit Note, which had an outstanding balance of approximately $52,000 as of the closing. Lime has cancelled the Revolving Credit Note. Lime’s wholly owned subsidiary survived the merger, and ADVB has ceased to exist.
“We viewed this acquisition as a very cost effective way of raising capital in an extremely difficult capital market,” stated David Asplund, Lime Energy’s Chief Executive Officer. “We believe the cash obtained from ADVB in combination with the $3 million of cash received in November from Tranche A and the $3 million of cash received in January from Tranche B of the private placement announced last November will provide sufficient liquidity to continue to fund the growth of the Company,” concluded Mr. Asplund.
As a result of the merger, shares of ADVB common stock have been converted into the right to receive 0.002124 of a share of Lime Energy common stock for each share of ADVB common stock. Wells Fargo Bank, N.A., which is acting as exchange agent for the merger, will soon mail materials to former ADVB shareholders informing them how to exchange their right to receive Lime Energy shares for shares of Lime Energy common stock. ADVB shares held in brokerage accounts will automatically be exchanged for shares of Lime’s common stock.
As a result of the merger, trading of ADVB shares on the Over-the-Counter Bulletin Board ceased on the closing of the market yesterday and a request to delist the shares will be filed.
About Lime Energy Co.
Lime Energy is a leading provider of energy efficiency and renewable energy design/build solutions. The Company performs energy efficiency engineering and consulting as well as the development and implementation of energy efficient lighting, HVAC, water, weatherization, and renewable energy solutions. Lime Energy’s clients include commercial and industrial businesses, building owners, property management companies as well as federal, state and local government agencies through energy service company (ESCO) partners. The company’s stock is traded on NASDAQ under the symbol LIME. Additional information is available at the company’s website at www.lime-energy.com or by calling 847-437-1666.
Lime Energy Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone 905-326-1888
E-mail glen@bristolir.com
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2009 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to Lime in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.